Exhibit 99.1
Reconciliation of GAAP to Supplemental Schedule 1 FFO Amounts
(in thousands) (unaudited)

	Three Months Ended March 31, 2010				Three Months Ended March 31, 2009
		Proportionate				Proportionate
		Share of				Share of
	Consolidated	Unconsolidated	Noncontrolling	Proportionate	Consolidated	Unconsolidated	Noncontrolling	Proportionate
	Amount	Partnerships	Interests	Amount	Amount	Partnerships	Interests	Amount

Pro Forma Funds from Operations	$40,773	$8,976	$(12,828)	$36,921	$52,251	$(1,400)	$(2,038)	$48,813
Adjustments:
Continuing operations:
Depreciation and amortization	(109,019)	(1,027)	12,819	(97,227)	(104,860)	(642)	10,880	(94,622)
Depreciation and amortization related to non-real estate assets	3,973	2	(69)	3,906	4,307	2	(58)	4,251
Provision for operating real estate impairment losses	—	—	—	—	(510)	—	—	(510)
Gain on dispositions of real estate related to unconsolidated entities and other	2,642	—	(2,130)	512	10,864	—	(253)	10,611
Income tax benefit on Gain on dispositions of real estate related to unconsolidated entities	(8)	—	—	(8)	(1)	—	—	(1)
Gain on dispositions of non-depreciable assets and other	—	—	—	—	(681)	—	—	(681)
Discontinued operations:
Depreciation and amortization	(792)	—	150	(642)	(18,734)	—	2,223	(16,511)
Depreciation and amortization related to non-real estate assets	6	—	10	16	87	—	(13)	74
Provision for operating real estate impairment (losses) recoveries	(7,225)	—	—	(7,225)	3,364	—	(95)	3,269
Gain on dispositions of real estate	26,339	—	(10,086)	16,253	4,546	—	(4,373)	173
Income tax (benefit) expense arising from disposals	1,052	—	—	1,052	(215)	—	—	(215)

Total adjustments	(83,032)	(1,025)	694	(83,363)	(101,833)	(640)	8,311	(94,162)

Noncontrolling interests in Aimco Operating Partnership’s share of adjustments	5,808	—	—	5,808	7,109	—	—	7,109
Amounts allocable to participating securities	194	—	—	194	542	—	—	542

Equity in income (losses) of unconsolidated real estate partnerships	7,951	(7,951)	—	—	(2,040)	2,040	—	—
Net (income) loss attributable to noncontrolling interests in consolidated real estate partnerships	(12,134)	—	12,134	—	6,273	—	(6,273)	—

Net (loss) income attributable to Aimco common stockholders	$(40,440)	$—	$—	$(40,440)	$(37,698)	$—	$—	$(37,698)

Asset Management and Tax Credit Revenues
(in thousands) (unaudited)

	Three Months Ended March 31, 2010				Three Months Ended March 31, 2009
		Proportionate				Proportionate
		Share of				Share of
	Consolidated	Unconsolidated	Noncontrolling	Proportionate	Consolidated	Unconsolidated	Noncontrolling	Proportionate
	Amount	Partnerships	Interests	Amount	Amount	Partnerships	Interests	Amount
Amortization of deferred tax credit income	$6,602	$—	$—	$6,602	$7,867	$—	$—	$7,867

Asset management revenues	136	—	771	907	697	—	390	1,087

Transaction revenues
Deferred asset management fees	—	—	—	—	—	—	—	—
Promotes	(890)	—	—	(890)	502	—	—	502
Other GP transactional fees	828	—	—	828	233	—	—	233
Tax credit syndication fees	(2,419)	—	—	(2,419)	240	—	—	240

Total transaction revenues	$(2,481)	$—	$—	$(2,481)	$975	$—	$—	$975